RS INVESTMENT TRUST

One Bush Street

San Francisco, California 94104

February     , 2015

State Street Bank and Trust Company

1200 Crown Colony Drive

Quincy, Massachusetts 02169

Attention: Michael D. Timcoe, Vice President

Re: RS Investment Trust

Ladies and Gentlemen:

This is to advise you that RS Investment Trust (the “Trust”) has established two new series, RS Focused Opportunity Fund and RS Focused Growth Opportunity Fund (each a “Fund”).

In accordance with the Additional Portfolios provision of Section 21.6 of the Master Custodian Agreement dated May 1, 2007, as may be amended from time to time (the “Agreement”), by and among each registered management investment company party thereto and State Street Bank and Trust Company, the Trust hereby requests that you act as Custodian for each Fund under the terms of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one copy for your records. By signing this letter, we each agree that each Fund shall become a “Portfolio” for purposes of the Agreement and shall become subject to the provisions of the Agreement to the same extent as an existing “Portfolio,” effective as of                 , 2015.

Notice

A copy of the Amended and Restated Agreement and Declaration of Trust dated March 13, 1997, as amended, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Sincerely,

RS INVESTMENT TRUST
on behalf of:
RS FOCUSED OPPORTUNITY FUND
RS FOCUSED GROWTH OPPORTUNITY FUND

By:
Name: Shelly Chu
Title: Treasurer

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name: Michael F. Rogers
Title: Executive Vice President

Effective Date: , 2015	RSIT Custodian Add’l Series Letter